EXHIBIT 5

LAW OFFICES
Silver, Freedman & Taff, L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
1700 WISCONSIN AVENUE, N.W.
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502 or (202) 337-5503
WWW.SFTLAW.COM

August 30, 2006

Board of Directors
MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607

Members of the Board:

              We have acted as counsel to MB Financial, Inc., a Maryland corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 332,760 shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), issuable upon (i) the exercise of stock options (the "Options") granted under the First Oak Brook Bancshares, Inc. Incentive Compensation Plan (the "Incentive Compensation Plan") and the First Oak Brook Bancshares, Inc. 2001 Stock Incentive Plan (the "2001 Plan"); and (ii) the conversion of restricted stock units ("RSUs") granted under the Incentive Compensation Plan and the conversion of director stock units ("DSUs") granted under the First Oak Brook Bancshares, Inc. Directors Stock Plan (the "Director Plan,"and together with the Incentive Compensation Plan and the 2001 Plan, the "Plans"). The Corporation assumed the Options, the RSUs and the DSUs upon the merger (the "Merger") of First Oak Brook Bancshares, Inc. ("First Oak Brook") with and into MBFI Acquisition Corp., a wholly owned subsidiary of the Corporation ("Acquisition Corp."), on August 25, 2006. Following the Merger, Acquisition Corp. was merged with and into the Corporation.

              In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plans and related documents, the Corporation's charter and bylaws, resolutions of the Corporation's Board of Directors, the merger agreement among the Corporation, Acquisition Corp. and First Oak Brook, and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

              Based upon the foregoing, it is our opinion that:

1.	The shares of Common Stock being so registered have been duly authorized.

2.	The shares of Common Stock to be offered by the Corporation will be, when and if issued, sold and paid for as contemplated by the Plans, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

              We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ SILVER, FREEDMAN & TAFF, L.L.P. SILVER, FREEDMAN & TAFF, L.L.P.